POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned Director of Woodmen of the World and/or Omaha Woodmen Life Insurance Society (Society), a fraternal benefit society organized under the laws of the state of Nebraska, the Depositor of Woodmen Variable Annuity Account, does hereby make, constitute and appoint James L. Mounce and Mark D. Theisen and each or both of them, the undersigned's true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned's name, place and stead, to sign and affix the undersigned's name as such Director of the Depositor to any Registration Statement or Registration Statements, or other applicable forms relating to variable products and/or mutual funds, and all amendments including post-effective amendments, thereto, to be filed by such Society with the Securities and Exchange Commission and any state insurance and/or securities commission, if applicable, and to file the same, with all exhibits thereto and other supporting or related documents, granting unto such attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, either or both of them, may do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this the
.......day of January, 2008

/s/  R. B. Moore